As filed with the Securities and Exchange Commission on August 12, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ATMEL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	77-0051991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2325 Orchard Parkway
San Jose, California 95131
(Address, including zip code of principal executive offices)

1996 Stock Plan
1991 Employee Stock Purchase Plan
(Full title of the plan)

Michael Ross
Atmel Corporation
Vice President and General Counsel
2325 Orchard Parkway
San Jose, California 95131
(Name and address of agent for service)

(408) 441-0311
(Telephone number, including area code, of agent for service)

Copies to:
Mark A. Bertelsen, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class	Amount	Offering	Aggregate	Amount of
of Securities to	to be	Price	Offering	Registration
be Registered	Registered	Per Share	Price	Fee

Common Stock, par value $0.001 per share:
--To be issued under the 1996 Stock Plan	20,000,000 shares	$2.81 (2)	$56,200,000	$4,546.58

--To be issued under the 1991 Employee Stock Purchase Plan	20,000,000 shares	$2.39 (3)	$47,800,000	$3,867.02

Total:	40,000,000 shares		$104,000,000	$8,413.60

(1)  Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plans by reason of any stock splits, stock dividends or similar transactions related to the registered securities.

(2)  Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. The estimated exercise price of $2.81 was computed in accordance with Rule 457 by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq National Market on August 8, 2003.

(3)  Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. The estimated exercise price of $2.39 was computed in accordance with Rule 457 by taking 85% of the price obtained by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq National Market on August 8, 2003.

ATMEL CORPORATION

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.

     Omitted pursuant to the instructions and provisions of Form S-8.

Item 2. Registration Information And Employee Plan Annual Information.

     Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

     The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by Atmel Corporation (the “Registrant”) are hereby incorporated by reference in this Registration Statement:

     (a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Commission on March 24, 2003 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     (b)  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 as filed with the Commission on May 14, 2003 under the Exchange Act.

     (c)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A as filed with the Commission on February 20, 1991 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

     (d)  The description of the Registrant’s Preferred Shares Rights Agreement contained in the Registrant’s Registration Statement on Form 8-A as filed with the Commission on November 15, 2001 pursuant to Section 12(b) of the Exchange Act, as amended on December 6, 1999, including any amendment or report filed for the purpose of updating any such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description Of Securities.

     Not applicable.

Item 5. Interests Of Named Experts And Counsel.

     Not Applicable.

Item 6. Indemnification Of Directors And Officers.

CERTIFICATE OF INCORPORATION

     Article XI of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

- for any breach of their duty of loyalty to the corporation or its stockholders,

- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

- for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

- for any transaction from which the director derived an improper personal benefit.

BYLAWS

     Our bylaws provide that our directors, officers and agents shall be indemnified against expenses including attorneys’ fees, judgments, fines, settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such, if such director, officer or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Atmel Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

     We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Atmel, arising out of such person’s services as a director or officer of Atmel, any subsidiary of Atmel or any other company or enterprise to which the person provides services at the request of Atmel.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of counsel as to the legality of the securities being registered.

23.1	Consent of Independent Accountants.

23.2	Consent of counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 5).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 11th day of August 2003.

ATMEL CORPORATION

By:	/s/ FRANCIS BARTON

Francis Barton
Executive Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Perlegos, Francis Barton and J. Michael Ross, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on this 11th day of August 2003 by the following persons in the capacities indicated:

Signature	Title

/s/ GEORGE PERLEGOS	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
George Perlegos

/s/ FRANCIS BARTON	Executive Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)
Francis Barton

/s/ GUST PERLEGOS	Director
Gust Perlegos

/s/ TSUNG-CHING WU	Director
Tsung-Ching Wu

/s/ NORM HALL	Director
Norm Hall

/s/ T. PETER THOMAS	Director
T. Peter Thomas

/s/ PIERRE FOUGERE	Director
Pierre Fougere

/s/ DR. CHAIHO KIM	Director
Dr. Chaiho Kim

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of counsel as to the legality of the securities being registered.

23.1	Consent of Independent Accountants.

23.2	Consent of counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 5).